THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE ACT"), NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR (ii) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF THIS NOTE, WHICH COUNSEL IS SATISFACTORY TO THE COMPANY, THAT THE NOTE MAY BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAW.

THIS NOTE IS NEGOTIABLE AND SUBORDINATED TO ANY AND ALL DEBTS OF THE COMPANY AS PROVIDED BELOW.


                            NSTOR TECHNOLOGIES, INC.
                            (a Delaware corporation)

                             9.5% Subordinated Note


Amount: $4,807,260                                           Dated: June 8, 1999



         NSTOR TECHNOLOGIES, INC., a Delaware corporation ("Company"), for value received, hereby promises to pay to the Sykes Family Trust or to its order or to such persons as it may designate from time to time ("Holder") in lawful money of the United States of America, upon Holder's presentation and surrender of this 9.5% Subordinated Note ("Note") at the principal office of the Company: (i) the principal sum of Four Million Eight Hundred Seven Thousand Two Hundred Sixty Dollars ($4,807,260.00) on June 17, 2004, 10:00 a.m., local time ("Maturity"), and (ii) interest on the unpaid principal of this Note at the rate of nine and one-half percent (9.5%) per annum, payable monthly.

         At the option of the Company, any payment by the Company required hereunder may be made by check mailed to the Holder at the last address for the Holder appearing on the records of the Company. This Note may be prepaid in whole or part without penalty, at any time and from time to time, by the Company prior to Maturity.

         1. No Avoidance. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, nor shall the Holder by any action, avoid or seek to avoid the performance of any of the provisions of this Note.

         2. Application of Payments. All payments received shall be applied first to charges other than interest and principal, if any, owing hereunder, then to accrued interest then due, then

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to principal, except that, after the occurrence and during the continuation of any default under this Note, all amounts received shall be applied in such order as Holder, in its sole discretion, may elect.

         3. No Waiver. The acceptance by Holder of any payment under this Note after the date that such payment is due shall not constitute a waiver of the right to require prompt payment when due of future or succeeding payments or to declare a default as herein provided for any failure to so pay. The acceptance by Holder of the payment of a portion of any installment at any time that such installment is due and payable in its entirety shall neither cure nor excuse the default caused by the failure to pay the whole of such installment and shall not constitute a waiver of Holder's right to require full payment when due of all future or succeeding installments.

         4. Subordination. Indebtedness evidenced by this Note shall be subordinate in interest, and in right of payment as to principal and accrued interest, to the payment of any and all "Senior Indebtedness." "Senior Indebtedness" shall mean: (i) all indebtedness owed to any lender, whether or not secured, including, without limitation all indebtedness under revolving lines of credit and term loans; (ii) all obligations to reimburse any bank or other person in respect of amounts paid under letters of credit, acceptance or other similar instruments; (iii) purchase money financing incurred in connection with the purchase by the Company of goods, fixtures, equipment or inventory;
(iv) capital lease obligations; (v) liens prior in interest to this Note by operation of law; and (vi) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to any of the Senior Indebtedness described above.

         5. Default. In the event that the Company: (i) fails to make any payment of principal or interest hereunder when due and such default shall continue for thirty (30) days after written notice thereof has been delivered to the Company; (ii) files a petition or is subject to proceedings for protection under any bankruptcy, receivership, reorganization or insolvency laws; (iii) makes a general assignment of all or substantially all of its assets for the benefit of its creditors or takes any corporate action in furtherance of the foregoing; (iv) is the subject of an involuntary petition (unless such petition is dismissed or discharged within (60) days) under any bankruptcy statute nor or hereafter in effect; (v) has a trustee or receiver appointed for the Company, its assets or a substantial portion of its assets; (vi) is adjudicated by a court of competent jurisdiction to be insolvent or bankrupt; or (vii) fails to observe any of the covenants or agreements on the part of the Company contained in this Note continuing (without being waived or cured) for a period of thirty
(30) days after receipt from Holder of written notice of such failure (unless the issue of whether such failure has been cured is being contested in good faith by the Company); then the Holder may, by written notice to the Company, declare the outstanding principal amount of this Note to be immediately due and payable, whereupon the outstanding principal amount hereof shall become and be immediately due and payable, along with any accrued but unpaid interest.

Any principal repayment or interest payment on this Note which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest at twelve percent (12%) per annum compounded annually, or the maximum rate permissible by law (which under the laws of the State of Florida shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less.

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

         6. Negotiability. This Note is negotiable. It may be sold, assigned or transferred by the Holder without the prior written consent of the Board of Directors of the Company. Upon the death of the Holder, the Holder's administrator, executor, heir or legatee shall have, upon written notice to the Company, all rights and interests of the Holder in this Note. Any sale, assignment, transfer or succession (due to death of the Holder) shall be made in compliance with all applicable Federal and state securities laws, and upon any such event, the Company may issue a substitute Note in the name of the new Holder and representing the then outstanding principal and unpaid accrued interest.

         7. Severability. In case any provision of this Note is held invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be effected or impaired thereby.

         8. Choice of Law; Venue and Jurisdiction; Legal Proceedings. This Note shall be governed by and construed in accordance with the laws of the State of Florida, without reference to choice of law principles. In any suit, action or proceeding arising out of or in connection with this Note, the prevailing party shall be entitled to an award of the reasonable attorneys' fees and disbursements incurred by such party in connection therewith.

         9. Attorneys' Fees and Costs. In the event it becomes necessary for Holder to utilize legal counsel for the enforcement of this Note or any of its terms, and is successful in such enforcement by legal proceedings or otherwise, Holder shall be reimbursed immediately by the Company for reasonably-incurred attorneys' fees and other costs and expenses.

         10. Waivers. The makers, endorsers, guarantors and sureties of this Note hereby waive diligence, demand, presentment, notice of non-payment or dishonor, protest and notice of protest, and expressly agree that the time for performance of any obligation under this Note may be extended from time to time, consent to the release of any party liable hereon or herefor, and waive the right to plead any and all statutes of limitations as a defense to any demand on this Note, or any guaranty thereof, or to any agreement to pay the same, to the full extent permissible by law.

         11. Business Day. If any interest payment date or the Maturity date under this Note shall not be a business day in the State of Florida, payment may be made on the next succeeding day that is a business day, and shall be deemed hereunder as made on such interest payment date or Maturity date, notwithstanding any other provisions contained in this Note.

         12. Notices. Any notice, request or other communication to either Party by the other hereunder shall be deemed given on the earlier of the date (i) actually received and acknowledged; (ii) three (3) days after its mailing by certified or registered mail, return receipt requested, posatge prepaid; or
(iii) on the business day immediately following its delivery (evidenced by receipt) to any reputable overnight carrier or transmission via facsimile in each case addressed to the Party for which it is intended at the address (or facsimile transmission number) set forth in this Agreement. The place to which notices are to be given to any Party may be changed from time to time by such Party by like notice to the other. Notices shall be addressed as follows:

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

                  If to the Company:

                  H. Irwin Levy, Chairman
                  nStor Technologies, Inc.
                  100 Century Boulevard
                  West Palm Beach, Florida 33417
                  Fax: (561) 640-3160

                  and

                  Lawrence Steffann, President
                  nStor Technologies, Inc,
                  450 Technology Park Boulevard
                  Lake Mary, Florida 32746
                  Fax: (407) 829-3627

                  With a copy to:

                  Akerman Senterfitt & Eidson, P.A.
                  450 East Las Olas Boulevard
                  Suite 950
                  Fort Lauderdale, Florida 33301
                  Attn: Donn Beloff, Esq.
                  Fax: (954) 463-2224

                  If to Holder:

                  W. David Sykes
                  c/o Andataco, Inc.
                  10140 Mesa Rim Road
                  San Diego, CA 92121
                  Fax: (619) 453-2676

                  With a copy to:

                  Luce, Forward, Hamilton & Scripps LLP
                  600 West Broadway, Suite 2600
                  San Diego,California 92101
                  Attn: Dennis J. Doucette, Esq.
                  Fax: (619) 232-8311

         13. Modification. This Note represents the entire understanding of the parties hereto relating to the subject matter hereof, and supersedes any and all other prior agreements between the parties. The terms and provisions of this Note cannot be modified or amended orally or by

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

course of dealing or conduct, or in any other manner, except in a writing signed by the party against whom enforcement is sought.

         14. Binding Effect. This Note shall be binding on and inure to the benefit of the respective parties hereto and their successors and assigns.

         15. Captions. Section captions are provided for the convenience of the parties and are not intended to affect the interpretation, performance or enforcement of this Note.

         16. Compliance With Law. It is the responsibility of the Holder ensure that all payments received by the Holder comply with all tax, securities and other applicable laws, rules, and regulations of all applicable authorities, and to provide the Company with any written consents or other documents necessary for compliance with such laws, rules and regulations.

         IN WITNESS WHEREOF, the Company has caused this Note to be signed by its authorized officer as of this 8th day of June, 1999.




                                          NSTOR TECHNOLOGIES, INC.,
                                          a Delaware corporation



                                          By:/s/  Michael L. Wise
                                             -----------------------
                                                   Michael L. Wise
                                                   Vice President



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